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EXHIBIT - 11.1
ATLANTIS PLASTICS, INC. AND SUBSIDIARIES
CALCULATION OF PRIMARY EARNINGS PER SHARE
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                                           1995            1994           1993
                                                                       ------------     -----------    -----------
Shares outstanding:
   Weighted average outstanding                                           7,089,467      7,066,512      7,219,364
   Share equivalents                                                        118,706        443,468        408,376
                                                                       ============     ==========     ==========
     Adjusted outstanding                                                 7,208,173      7,509,980      7,627,740
                                                                       ============     ==========     ==========
Net income (loss) available to common shareholders:
   Net income (loss)                                                   ($13,072,150)    $6,366,130     $3,894,742
   Less - preferred stock dividend                                         (145,000)      (145,000)      (145,000)
                                                                       ============     ==========     ==========
Net income (loss) available to common shareholders                     ($13,217,150)    $6,221,130     $3,749,742
                                                                       ============     ==========     ==========

Income (loss) per common share                                               ($1.83)    $     0.83     $     0.49
                                                                       ============     ==========     ==========

(1) The difference between primary and fully dilutive earnings per share is not material.

(2) The Company's convertible preferred stock was determined not to be a common stock equivalent in computing primary earnings per share. In computing fully diluted income per share, the dilutive effect was not material.